EXHBIT 10.1

AGREEMENT

This Agreement (this “Agreement”) is executed as of August 8, 2007 (the “Effective Date”) by and among Philip N. Garfinkle (the “Executive”) and a21, Inc., a corporation formed under the laws of the State of Delaware (the “Company” or “a21”) (each, a “Party” and, collectively, the “Parties”).

WHEREAS, the Executive and the Company entered into a written agreement effective as of October 9, 2006 (the “Employment Agreement”) relating to the employment of the Executive by the Company; and

WHEREAS, the Executive desires to resign his employment with the Company and the Executive and the Company wish to set forth their respective rights, liabilities and obligations, if any, under the Employment Agreement, as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties hereto agree as follows:

W  I  T  N  E  S  S  E  T  H

1.	Termination of Employment, Severance.

(a)
The Executive’s employment with the Company is hereby terminated as of August 8, 2007 (the “Termination Date”).  The Company will, in the aggregate, pay the Executive severance (the “Severance”) equal to seven (7) month’s salary, in the amount of $96,250, paid in installments, at such intervals as the Company regularly makes payments to employees generally, over such seven (7) month period (the “Severance Period”).  Executive shall also be eligible to receive a bonus (the “Bonus”) pursuant to the terms of paragraph 3(c) of the Employment Agreement in the amount of $37,125.  The Severance payments shall commence and the Bonus shall be paid as soon as reasonably practicable following (i) Executive’s execution and delivery of this Agreement in accordance with the terms of Section 20 below and (ii) the expiration of the 7-day revocation period provided for in Section 20 below without Executive revoking this Agreement pursuant to the terms thereof.  Executive understands and agrees that the Company will deduct from the Severance and Bonus all federal, state and/or local withholding taxes and other deductions the Company is required by law to make from its wage payments to employees.  The Executive hereby resigns, effective the Termination Date, as the Executive Chairman and as a Director of the Company and from each and every other position he may hold at the Company and its affiliates.  In the event that the Executive fails to comply with any material

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provision of this Agreement, the Severance payments hereunder shall be immediately cancelled, if the Company has provided written notice to the Executive and provide a period of ten (10) days to cure such non-compliance, if capable of cure.

(b)
The Company agrees that all of the Executive’s vested stock options may be exercised by the Executive after the Effective Date in accordance with the terms of the Executive’s Employment Agreement (the “Option Expiration Date”).  After the Option Expiration Date, all of the Executive’s unexercised stock options shall be cancelled.

(c)
The Company agrees that all of the Executive’s unvested shares of restricted common stock as of the Effective Date shall continue to vest in accordance with the terms and conditions contained in the Employment Agreement.  The then unvested shares of restricted common stock shall be forfeited if the Executive breaches any of the terms and conditions of this Agreement.

2.
Consideration.  Except as specifically provided in this Agreement, the Employment Agreement is hereby cancelled and terminated and none of the parties thereto shall have any obligations to each other under the Employment Agreement, except as set forth in this Agreement.  Executive hereby acknowledges and agrees that the provisions of the Employment Agreement relating to any severance payments that Executive would be entitled to receive thereunder are cancelled and hereby terminated, and that except as provided in this Agreement, Executive has no legal or other entitlement to the arrangements described in the Employment Agreement, and that the Company’s agreement to make such payments and provide the other consideration specified in this Agreement, is sufficient consideration for the general release, non-solicitation and non-competition terms set forth respectively in this Agreement.

3.
No Other Payments.  The Executive acknowledges that, as of the date hereof, the Company has made or has agreed in this Agreement to make all payments to the Executive as required under the Employment Agreement or otherwise for wages that the Executive has earned through the Termination Date hereof including bonuses, if any; and has reimbursed the Executive for all expenses he incurred on behalf of the Company to the date hereof (except for company expenses from May through the Effective Date to be reimbursed in a timely manner) and was entitled to be reimbursed for; and, except as provided in this Agreement, the Company currently owes him no other payments of any kind and of any nature.  Without limiting the generality of the foregoing, except as provided in this Agreement, the Executive hereby relinquishes any and all right he may have under the Employment Agreement to receive cash payments, benefits, shares and options including, without limitation, under the provisions of Sections 3(a), (b), (c), (d), (e) and (f) of the Employment Agreement.

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4.	General Release.

(a)
Except for the obligations undertaken by the Company under this Agreement, Executive hereby covenants and agrees and releases the Company, and all of its respective Affiliates (as defined below), and their respective employees, officers, directors and agents, from any and all debts, demands, actions, causes of action, suits, dues, sum and sums of money, accounts, reckonings, bonds, specialties, covenants, contracts, controversies, agreements, promises, doings, omissions, variances, damages, extents, executions and liabilities and any and all other claims of every kind, nature and description whatsoever (collectively, “Claims”) the Executive (or Executive’s respective successors and assigns) has or hereafter can, shall or may have based on the Executive’s employment by the Company, any events that may have occurred during the course of his employment or the termination of that employment, or any other matters or claims of any kind or nature from the beginning of the world to the Effective Date (including without limitation, those arising out of or which may hereafter be claimed to arise out of the Employment Agreement or Executive’s status as a shareholder of the Company).  Without limiting the generality of the foregoing, the scope of this release includes (but is not limited to) a release of any and all claims for unpaid wages or other compensation, breach of contract, wrongful discharge, disability benefits, health and medical insurance, sick leave and employment discrimination.  Executive acknowledges and agrees that he is specifically releasing any rights or claims he may have under: the Age Discrimination in Employment Act (“ADEA”) (which prohibits discrimination in employment based on age); Older Workers Benefit Protection Act of 1990 (“OWBPA”) (which also prohibits discrimination in employment based on age); Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; Title I of the Americans with Disabilities Act; the New York Human Rights Law; the New York City Human Rights Law; and all other federal, state and local laws and regulations prohibiting discrimination in employment.  Executive acknowledges and agrees that this release covers not only claims that he knows about, but also claims that he might not know about.  Executive covenants and agrees that the release set forth in this Section 4 shall be binding upon his successors and assigns.  By signing this Agreement, Executive acknowledges and agrees that he is forever giving up his rights to make any of the claims or demands mentioned above.  For purposes of this Agreement, “Affiliate” means any entity that controls, is controlled by, or is under common control with the Company.

(b)
Except for the obligations undertaken by the Executive under this Agreement, the Company, for good and valuable consideration, the receipt of which is hereby acknowledged, hereby forever remises, releases and discharges the Executive, and his or its subsidiaries, divisions, stockholders, directors, officers, managers, employees and agents, from all Claims (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state local or otherwise)

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whether known or unknown which against the Executive and his  successors, agents, servants, beneficiaries, attorneys or assigns, the Company now has, may have, or ever had, from the beginning of the world to the Effective Date, including, without limitation, all statutory, tort, contract and other claims that were or could have been asserted and any and all matters which in any way relate to or arise out of the Company’s relationship with the Executive.  This release covers claims the Company is or is not currently aware of.  This release includes, but is not limited to, all claims for compensatory damages, punitive damages, attorneys’ fees, expenses and costs or other compensation of any kind, including any claims which were or might have been asserted by the Company or on its behalf.

5.
No Lawsuits.  The Parties represent and warrant that they have not filed (whether recently or otherwise) any claim or lawsuit against the other Party or, in the case of the Company, its respective Affiliates, or any of their employees, officers or directors, based on the actions of the other Party or the Company’s Affiliates or any of their employees, officers or directors, in connection with the Executive’s employment and the termination of his employment with the Company.  Each Party covenants and agrees that they will never file a lawsuit asserting any claims that such Party has released in Section 4 above.

6.
Non-Solicitation; Confidentiality and Non-Competition.  Executive acknowledges and agrees that (i) following provisions of the Employment Agreement each survives this Agreement, (ii) such provisions are hereby reaffirmed and incorporated herein by reference, and (iii) he will comply with each and every such provision:  Sections 5 (Non-Solicitation), 6 (Confidentiality), 7 (Non-Competition), 8 (Reasonable Restrictions) and 9 (Remedies).

7.
Cooperation.  Executive agrees to assist and to cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive.  Executive will also perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph.  The Company will reimburse Executive for reasonable expenses Executive incurs in fulfilling Executive’s obligations under this paragraph.

8.
Legal Process.  If Executive is served with legal process or other request purporting to require Executive to testify and/or produce documents at a legal proceeding involving any of the Company Entities, Executive shall (i) refuse to provide testimony or documents absent a subpoena, court order or similar process from a regulatory agency; (ii) promptly notify the Company of such legal process or other

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request; and (iii) promptly deliver to the Company a copy of all legal papers and documents served upon Executive and – prior to producing such documents – any and all documents that are responsive to such legal process or request.

9.	Non-Disparagement.

(a)
During the Severance Period, except to the extent required by law or under legal process, the Executive agrees not to (i) in any way publicly disparage the Company, its Affiliates or their respective shareholders, officers, directors, or employees, (ii) act in a manner reasonably likely to cause embarrassment or public humiliation to such entities or persons, or (iii) make any public statement or take any action that is reasonably likely to be adverse, inimical or otherwise detrimental to the interests of such entities or persons.

(b)
During the Severance Period, except to the extent required by law or under legal process, the Company agrees to use commercially reasonable efforts to cause its directors and executive officers not to (i) in any way publicly disparage the Executive, (ii) act in a manner reasonably likely to cause embarrassment or public humiliation to the Executive, or (iii) make any public statement or take any action that is reasonably likely to be adverse, inimical or otherwise detrimental to the interests of the Executive.

10.
Non-Admission of Liability.  This Agreement and the release contained herein shall not be construed as evidence nor an admission of any wrongdoing or violation of any law, regulation, rule or agreement.

11.
Consequences if Violation of Certain Promises.If any Party must take legal action to enforce the terms of this Agreement, the prevailing Party will be entitled to receive reasonable attorney’s fees and costs from the non-prevailing Party.  The remedy provided under this Section 11 shall not be construed to limit or exclude any other remedy available to the Parties under any other provision of this Agreement.  The preceding sentence shall not apply to any claims that Executive files under ADEA or OWBPA or any challenge that Executive makes to the validity of the ADEA or OWBPA waiver contained in this Agreement.  However, while Executive may challenge the validity of the ADEA or OWBPA waiver herein, in the event Executive unsuccessfully does so, Executive may be held liable for the attorneys' fees and costs of the Company to the same extent that successful defendants are allowed attorneys' fees under the ADEA and/or OWBPA.

12.
Equitable Remedies and Waiver. Each Party recognizes that irreparable injury will result to the other Party if a Party breaches any provision of this Agreement, and the Parties agree that if any Party should engage, or directly cause any other person or entity to engage, in any act in violation of any provision of this Agreement, then the non-breaching Party shall be entitled, in addition to any other remedies, damages and relief as may be available under applicable law, to seek an injunction prohibiting the breaching Party from engaging in any such act or specifically enforcing this

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Agreement, as the case may be.  It is understood and agreed that no failure or delay by the non-breaching Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

13.
Severability and Blue Penciling.  If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect.  However, if any court determines that any covenant in this Agreement or incorporated herein by reference from the Employment Agreement, including, without limitation, any restrictive covenant or any part thereof, is unenforceable because the duration, geographic scope or restricted activities thereof are overly broad, then such provision or part thereof shall be modified by reducing the overly broad duration, geographic scope or restricted activities to the maximum extent enforceable by law and, in such modified form, such provision shall be enforced.

14.
Choice of Law and Forum.  This Agreement shall be interpreted and enforced in accordance with the laws of the State of New York, without reference to its conflicts of laws principles.  The Parties hereby irrevocably consent to the exclusive jurisdiction of the state or federal courts sitting in New York, New York in connection with any controversy or claim arising out of or relating to this Agreement, Executive’s employment with the Company and/or the termination of such employment, and hereby waive any claim that such forum is inconvenient or otherwise improper.  Each Party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any matter authorized by New York law.

15.
Mutual Waiver of Jury Trial.  Each Party hereto hereby waives the right to trial by jury in any action or proceeding based upon, arising out of, or in any way relating to this Agreement, Executive’s employment with the Company or the termination of such employment, whether sounding in contract, tort or otherwise.

16.
Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, successors, representatives and assigns, provided, however, that this Agreement is assignable to any legal successor of the Company but this Agreement may not be assigned by Executive.  Nothing herein limits the right of Executive’s estate to receive all consideration provided for in this Agreement should Executive become deceased during the Severance Period.

17.
Return of Company Property and Confidential Information.  The Executive acknowledges and agrees that he has delivered to the Company, without retaining any copies thereof, all evidence of the Confidential Information, including, without limitation, all notes, memoranda, records, files and other documents, whether tangible or intangible, and regardless of how stored or maintained, whether on computer tapes, discs or any other form of technology.  The Executive hereby further acknowledges

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and agrees that he has returned to the Company all other property of the Company or its respective Affiliates that was in the possession of the Executive.

18.
Entire Agreement.  With the exception of (i) the terms of the a21 stock incentive plan and the restricted stock agreement between the Company and Executive and (ii) the terms of the Employment Agreement that survive the termination of Executive’s employment with the Company pursuant to Section 6 above, which terms are hereby reaffirmed by Executive and incorporated herein in full by this reference, this Agreement constitutes the entire understanding and agreement between the Executive, the Company with regard to all matters contained herein, and supersedes all prior agreements and understandings among the Parties with respect to its subject matter.  This Agreement may not be changed, modified, superseded or canceled except by a written agreement that has been signed by the Executive and by a duly authorized officer of the Company.

19.
Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any Party.  In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

20.
Period for Review and Right to Revoke.  Company and Executive acknowledge and agree that, (i) to accept this Agreement, Executive must execute and deliver a copy of this Agreement to the Company (fax 904-680-2737) on or before 5:00 p.m. (Eastern Time) on August 29, 2007 (ii) Executive has had 21 days from the receipt of  this Agreement in which to consider its terms (including, without limitation, Executive’s release and waiver of any and all claims under the ADEA) before executing it, (iii) changes to the terms of this Agreement, whether material or immaterial, will not restart this 21-day period, (iv) Executive will have seven (7) days after Executive’s execution of this Agreement in which to revoke Executive’s acceptance of this Agreement, in which event a written notice of such revocation must be received by the Company, on or before 5:00 p.m. (Eastern Time) on the seventh (7th) day, and (v) this Agreement will not become effective and enforceable until the seven (7) day revocation period has expired without revocation of the Agreement by Executive.

21.
Voluntary and Knowing Execution of Agreement.  Executive acknowledges that (i) Executive has been advised by Company to consult an attorney regarding any potential claims as well as the terms and conditions of this Agreement before executing it, (ii) Executive fully understands the terms of this Agreement including, without limitation, the significance and consequences of the General Release in paragraph 4 above, (iii) Executive is executing this Agreement in exchange for consideration in addition to anything of value to which he/she is already entitled, and (iv) Executive is fully satisfied with the terms of this Agreement and is executing this Agreement voluntarily, knowingly and willingly and without duress.

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22.	Execution in Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which taken together will constitute one and the same instrument.

In WITNESS WHEREOF, the Parties have executed, or caused to be executed by a duly authorized representative, this Agreement as of the Effective Date.

a21, INC.
By:	/s/ John Ferguson
John Ferguson Title: Chief Executive Officer
Date:	August 8, 2007

EXECUTIVE
By:	/s/ Philip N. Garfinkle

Date:	August 8, 2007

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